Exhibit 99.1

For Information: Scott Lamb
Telephone: (713) 332-4751	October 26, 2004

Kaiser Aluminum Receives Conditional Approval Of Amendment To Credit Agreement
And Extension Of Exclusivity

     HOUSTON, Texas, October 26, 2004 — Kaiser Aluminum said that the U.S. Bankruptcy Court for the District of Delaware has conditionally approved the seventh amendment to Kaiser’s Post-Petition Credit Agreement, subject to the lenders agreeing to modify the latest date upon which Kaiser might file a Plan of Reorganization.

     The Court’s required modification would change the specified date for Kaiser to file its Plan of Reorganization from no later than December 31, 2004 to no later than February 13, 2005, which is currently the expiration date of the Post-Petition Credit Agreement. The Post-Petition Credit Agreement lenders have consented to this change and the company expects that the Court will enter an order approving the seventh amendment, as modified, before the October 31, 2004 expiration of a previously disclosed waiver.

     The amendment, once effective, resets a financial covenant and permits, among other things, the sale of Kaiser’s interests in and related to the QAL alumina refinery in Australia.

     Kaiser’s Form 10-Q for the second quarter of 2004 contains additional information regarding the Post-Petition Credit Agreement.

     Separately, the Court also approved an extension of exclusivity as to all debtors to February 28, 2005, but noted that exclusivity could be terminated earlier with respect to the four subsidiaries that own (or owned) certain of the company’s commodity-related interests in Jamaica, which have been sold/monetized, and in Australia, which are the subject of a Court approved auction later this week, in accordance with the terms of the recently filed Intercompany Settlement Agreement.

     Kaiser Aluminum (OTCBB: KLUCQ) is a leading producer of fabricated aluminum products and owns interests in alumina and primary aluminum assets.

F-998

Company press releases may contain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors.